UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2010

VISA INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33977	26-0267673
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 8999 San Francisco, California	94128-8999
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 932-2100

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On January 21, 2010, the Company announced that its board of directors had declared a quarterly dividend in the aggregate amount of $0.125 per share of class A common stock (determined, in the case of class B and class C common stock, on an as-converted basis) payable on March 2, 2010, to all holders of record of the Company’s class A, class B and class C common stock as of February 12, 2010.

The Company also announced that its board of directors had approved the release of additional class C shares. The number of shares released for any class C shareholder will be the greater of (a) 50% (fifty percent) of the restricted class C shares held by that shareholder as of March 1, 2010, and (b) 5,000 (five thousand) class C shares. Shareholder application will not be required. The shares will automatically become eligible for public sale on March 8, 2010. The remaining restricted class C shares will continue to be subject to the general transfer restrictions that expire on March 25, 2011, under Visa’s certificate of incorporation. Class C shares sold in the public market upon release under this program will automatically convert to class A shares. Approximately 56 million class C shares are expected to be released from transfer restrictions. The release of the class C shares will not increase the number of outstanding shares on an as-converted basis of the Company’s common stock, and there will be no dilutive effect to the outstanding class A common stock share count on an as-converted basis.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. All information in the press release is furnished but not filed.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1 Press	Release issued by Visa Inc., dated January 21, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISA INC.
Date: January 21, 2010
	By:	/s/ Joseph W. Saunders
Joseph W. Saunders
Chief Executive Officer and Chairman of the Board of Directors

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by Visa Inc., dated January 21, 2010.